CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

                                       OF

                                 ADSTARCOM, INC.
                           (PURSUANT TO SECTION 242 OF
                      THE DELAWARE GENERAL CORPORATION LAW)

      AdStar.com., Inc. ("AdStar"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL") does hereby certifies that:

      1. The name of the corporation is AdStar.com Inc.

      2. The Board of Directors of AdStar unanimously duly adopted resolutions setting forth two (2) proposed amendments (the "Amendments") to the Certificate of Incorporation of AdStar (the "Certificate of Incorporation"), declaring the Amendments advisability to its stockholders, and directing that the Amendments be considered at the year 2001 annual meeting of the stockholders of AdStar followed by a majority vote in favor of the Amendments by the stockholders at such annual meeting. The Amendments adopted provides as follows:

      (i) That Article First the Certificate of Incorporation shall be amended to read in its entirety as follows:

      "FIRST: The name of the corporation is AdStar, Inc (hereinafter called the "corporation").";

      and

      (ii) That the first sentence of Article Fourth of the Certificate of Incorporation would be amended in its entirety to read as follows:

      "FOURTH: The total number of shares which this corporation shall have authority to issue is 25,000,000 shares, consisting of (i) 20,000,000 shares of common stock, $.000l par value per share (the "Common Stock") and (ii) 5,000,000 shares of preferred stock, 5.0001 par value per share (the "Preferred Stock")."

      3. That the Amendments herein certified have been duly adopted in accordance with the provisions of Section 242 of the DGCL by the Board of Directors.

      4. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

      Executed on this ______ day of June, 2001.


                      AdStar.com, Inc.

                      By: /s/ Leslie Bernhard
                          ------------------------------------------------------
                          Leslie Bernhard, President and Chief Executive Officer